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FOR RELEASE: JANUARY 15, 1997 AT 7:30 AM EST
Contact:     Erik Randerson (investors)
             Owen Daley  (media)
             Allen & Caron/South Coast Communications
             (714) 252-8440

ALPHA MICROSYSTEMS SELLS PANDA SCHOOL FOODSERVICE SOFTWARE OPERATION TO PACIFIC TRIANGLE SOFTWARE


SANTA ANA, CA (January 15, 1997) . . . . . Alpha Microsystems (Nasdaq NM:ALMI)
announced today that it has sold its PANDA operation, which develops and markets foodservice software for elementary and secondary schools, to privately-held Pacific Triangle Software, Inc. of San Mateo, CA. Pacific Triangle Software is a developer and marketer of software and systems for the school foodservice market. The sales price for PANDA is approximately $1.0 million including contingent payments of $600,000. The sale is not expected to have a material impact on the Company's fiscal fourth quarter ending February 23, 1997. Further terms were not disclosed.

In making the announcement, Alpha Microsystems President and CEO Douglas J. Tullio said, "The sale of the PANDA operation is another important step in our strategy to focus our efforts and resources on the AlphaCONNECT(TM) family of Internet/intranet products, which includes AlphaCONNECT Pro(TM) and AlphaCONNECT StockVue(TM), and on our North American services operation. We anticipate that the sale of PANDA will also help improve the future bottom-line performance of Alpha Microsystems."

Alpha Microsystems Service Operation (AMSO) will continue to provide maintenance support services to the current base of PANDA customers and AMSO has been appointed the sole preferred nationwide provider of maintenance services by Pacific Triangle for its entire installed base throughout the US.

Tullio added, "Pacific Triangle, through its Bon Appetit Software division, has developed an excellent following as a provider of quality solutions to the school foodservice market, and PANDA fits well into their strategic product thrust. We are pleased that AMSO will continue to provide maintenance services to the PANDA installed base and believe our appointment as the sole preferred service provider by Pacific Triangle could result in additional service opportunities for AMSO."

Pacific Triangle President and CEO David L. Swank said, "The acquisition of the PANDA operation gives us a Windows-based software solution for those school districts that have selected Windows as their preferred operating environment. The installed base of PANDA customers on the West Coast also complements our existing base of Bon Appetit Software customers."

Pacific Triangle Software, Inc. is a leader in providing industry specific software applications to school districts and other institutions. Its Bon Appetit Software division was a pioneer in the




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school foodservice applications market as a Business Partner of IBM serving both
AS/400 and PC users.

Alpha Microsystems serves the Internet and intranet markets through its software, services and technologies. The Company also provides products and services such as consulting, maintenance, software, hardware and networking, both directly and through value-added resellers and distributors. Alpha Microsystems has been in business for over 18 years and today has over 40 locations, as well as third party distribution channels worldwide. For more information, contact the Company's Web site at http://www.alphamicro.com

Certain statements in this Press Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.














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